NorthWestern Corporation d/b/a NorthWestern Energy 3010 West 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
News Release FOR IMMEDIATE RELEASE	NASDAQ-GS: NWEC

Media Contact: Bobbi Schroeppel (866) 622-8081 bobbi.schroeppel@northwestern.com	Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

NorthWestern Files Application to Begin Trading on New York Stock Exchange

SIOUX FALLS, S.D. – April 3, 2008 – NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ-GS: NWEC) today announced that the Company has filed an application with NYSE Euronext (“NYSE”) to move from the NASDAQ Global Select Market to the NYSE and expects to begin trading on the NYSE under the ticker symbol “NWE” on May 1, 2008. The Company will ring the opening bell on Tuesday May 20, 2008, to celebrate the occasion.

“Today marks an exciting new chapter in NorthWestern’s long history with the NYSE,” said Mike Hanson, President and Chief Executive Officer. “Our return to the NYSE is a testament to NorthWestern’s steady stream of strong financial results over the last three years. NorthWestern is well-positioned for growth, and we look forward to continuing our relationship with the NYSE in order to enhance shareholder value. We are confident that listing alongside our peer group on the NYSE will increase NorthWestern’s visibility with investors.”

"We are pleased to welcome NorthWestern back to our family of listed companies," said Catherine R. Kinney, Group EVP and Head of Global Listings, NYSE Euronext. "We look forward to an outstanding partnership with the company and providing NorthWestern with the superior market quality, brand visibility and information services offered to issuers on the NYSE Euronext."

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 650,000 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.

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